SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 2, 2015

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646		61-1430858
(Commission File Number)		(IRS Employer Identification No.)

26462 CORPORATE AVENUE, HAYWARD, CA		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 576-4400

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2015, Ultra Clean Holdings, Inc. (the “Company”) announced that James P. Scholhamer will become the Company’s Chief Executive Officer, effective January 19, 2015, succeeding Clarence L. Granger, who will be retiring as the Company’s Chief Executive Officer on such date but will remain as non-executive Chairman of the Board of Directors. Mr. Scholhamer will also join the Company’s Board of Directors, effective as of his first day of employment with the Company.

Mr. Scholhamer, age 48, most recently served as Corporate Vice President and General Manager of Applied Materials, Inc., leading the Equipment Products Group and Display Services Group of its Global Service Division from February 2011 to present.  Mr. Scholhamer joined Applied Materials in 2006, where, prior to his most recent position, he served as Vice President of Operations-Energy for the Environmental and Display Products Division from July 2006 to December 2008 and Corporate Vice President and General Manager of the Display Business Group from December 2008 to February 2011.  The Company’s Board of Directors believes that Mr. Scholhamer brings strong engineering and operations experience to our Board of Directors and will provide the Board of Directors with a unique perspective as our chief executive and leader of our strategic planning process.

Pursuant to the offer letter filed as Exhibit 99.1 hereto, the Company has agreed to pay Mr. Scholhamer an annual base salary of $410,000, with an annual target bonus equal to 100% of his base salary, and to grant him an initial award of 200,000 restricted stock units that will vest in four equal installments on each anniversary of the grant date, subject to the terms and conditions of the Company’s Stock Incentive Plan.

Mr. Scholhamer will be entitled to severance benefits under the Company’s Severance Benefits for Executive Officers policy (the “Severance Policy”) and has entered into a Change in Control Severance Agreement with the Company, effective January 19, 2015.  Under the Severance Policy and Mr. Scholhamer’s offer letter, if Mr. Scholhamer is terminated without cause prior to a change in control (or resigns for good reason) and he signs a release of claims, he is entitled to receive (i) 150% of his then-current base salary, (ii) 150% of his annual bonus (based on the average annual cash bonus over the prior three years), (iii) 18 months of COBRA premiums and (iv) accelerated vesting of equity awards that would vest within 18 months.  Under his Change in Control Severance Agreement, if a termination of employment occurs 3 months prior to or within 12 months after a change in control (including a resignation for good reason), Mr. Scholhamer's severance benefits would be increased to 24 months of salary, bonus and COBRA premiums and all of his equity awards would become vested.  In connection with Mr. Scholhamer’s employment, we expect that Mr. Scholhamer will enter into the Company’s standard Indemnification Agreement.

The Company and Mr. Granger have entered into a Transition Agreement (the “Transition Agreement”), pursuant to which, subject to a release of claims, Mr. Granger will receive a lump sum cash payment equal to $2,400,000 in connection with his retirement. Mr. Granger will also continue to receive his current salary and benefits during the transition period.  At the end of the transition period, Mr. Granger’s vested and unexercised stock options will remain exercisable until three months following the end of the transition period, in accordance with Mr. Granger’s stock option agreement.  Mr. Granger will continue to serve as non-executive Chairman of the Board of Directors of the Company following his retirement.

A copy of the Transition Agreement is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Offer Letter between the Company and Mr. Scholhamer dated January 3, 2015
99.2	Transition Agreement between the Company and Mr. Granger, effective as of January 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	January 5, 2015	By:	/s/ Kevin C. Eichler
			Name:	Kevin C. Eichler
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Offer Letter between the Company and Mr. Scholhamer dated January 3, 2015
99.2	Transition Agreement between the Company and Mr. Granger, effective as of January 2, 2015